Exhibit 5.1

November 15, 2011

Mattress Firm Holding Corp.

5815 Gulf Freeway

Houston, Texas 77023

Re:  Registration Statement on Form S-1(File No. 333-174830)

Ladies and Gentlemen:

This opinion is furnished to you in connection with the above-referenced registration statement (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration of 6,388,888 shares (the “Securities”) of common stock, $0.01 par value per share (the “Common Stock”), including 833,333 shares of Common Stock to cover over-allotments if any, of Mattress Firm Holding Corp., a Delaware corporation (the “Company”). The Securities are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into between the Company and the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed issuance of the Securities.  For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law, including the statutory provisions and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Securities have been duly authorized and, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion may be used only in connection with the offer and sale of the Securities while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP